Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K (“Form 8-K”) filed by Hyperliquid Strategies Inc (“Pubco” or “HSI”) with the Securities and Exchange Commission (the “SEC”) on December 3, 2025 and, if not defined in the Form 8-K, capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the final proxy statement/prospectus filed by Pubco with the SEC on October 27, 2025.

On July 11, 2025 Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”) entered into a business combination agreement (as amended, the “Transaction Agreement”) with Rorschach I LLC (“Rorschach”), Pubco, TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of Pubco and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco. The Transaction Agreement provided that Rorschach Merger Sub would merge with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco, and (ii) immediately following the Rorschach Merger, the Company Merger Sub would merge with and into Sonnet (the “Company Merger”), with Sonnet surviving the merger as a direct wholly owned subsidiary of Pubco. The acquisition of Sonnet pursuant to the Company Merger is referred to as the “Acquisition” or the “Sonnet Acquisition.”

Rorschach was formed on June 13, 2025 for the purpose of completing the Acquisition pursuant to the Transaction Agreement and had no business operations as of the closing of the Transaction Agreement and related transactions. On July 8, 2025, Pubco issued 100 shares of common stock to Rorschach for no consideration. On December 2, 2025, under the Transaction Agreement, HSI acquired all of the issued and outstanding stock of Rorschach pursuant to the Rorschach Merger (the “Reverse Recapitalization”).

Pubco is a holding and operating company that was formed to pursue a business strategy of acquiring HYPE tokens (“HYPE”), the native digital asset of the Hyperliquid decentralized protocol (the “Protocol” or “Hyperliquid”). As part of the Acquisition described above, Pubco was the legal acquirer.

On December 2, 2025, the closing of the Acquisition and the Reverse Recapitalization contemplated by the Transaction Agreement was completed (the “Closing,” and such date, the “Closing Date” or “Effective Time”).

Related to the Acquisition, the following exchange of Sonnet securities outstanding took place:

•
Each share of Sonnet common stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Sonnet common stock issued to the subscribers in the Closing PIPE (as defined below)) was canceled and converted into the right to receive one-fifth of one share of Pubco Common Stock and one Contingent Value Right (a “CVR”) (together, the “Per Share Merger Consideration”);
•
Each Sonnet vested restricted stock unit (each a “Sonnet Vested RSU”) outstanding immediately prior to the Effective Time was canceled and converted into the right to receive the Per Share Merger Consideration;
•
Each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of Pubco Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration;
•
Each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time (a) ceased to represent a Sonnet out-of-the-money warrant in respect of shares of Sonnet common stock and was assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Sonnet common stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the

Effective Time, the Per Share Merger Consideration or (b) entitled the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder was entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant; and
•
All shares of Sonnet common stock held in the treasury of Sonnet were canceled without any conversion thereof and no payment or distribution was or will be made with respect thereto.

Concurrently with the execution of the Transaction Agreement, (i) certain accredited investors entered into subscription agreements with the Company and Pubco, pursuant to which the Company agreed to issue, and the subscribers agreed to purchase, immediately prior to the Effective Time, shares of Sonnet common stock which were immediately converted into shares of Pubco, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (the “Closing PIPE”) and (ii) certain accredited investors entered into contribution agreements with Rorschach, pursuant to which such investors agreed to contribute HYPE tokens and/or cash to Rorschach immediately prior to the Effective Time (the “Contributions”), resulting in the investors that provided both the Closing PIPE and the Contributions receiving equity in Pubco at the Closing. The gross proceeds expected to be received from the Closing PIPE and the Contributions consisted of $299.9 million of cash and 12,517,592 HYPE tokens valued at $580.5 million as of July 11, 2025 (the “Commitment Date”), for an aggregate fair value of $880.4 million, before deducting the allocated transaction costs. At the Closing Date, Pubco received total fair value consideration of $711.2 million, which was comprised of $299.9 million in cash and 12,517,592 HYPE tokens with a fair value of $411.3 million based on the fair value of the shares issued for the tokens. The shares of Sonnet common stock and membership interests in Rorschach issued pursuant to the Closing PIPE and the Contributions, respectively, were converted into shares of Pubco Common Stock at the Closing.

Advisor Transaction Fees

Pursuant to the terms of the Transaction Agreement, at the Closing, Pubco issued to Rorschach Advisors LLC (the “Advisor”) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time (“Advisor Shares”) and (ii) warrants (the “Advisor Warrants”) to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. The instruments issued to the Advisor at Closing and as reflected in this pro forma financial information are the following: (i) 7,761,860 shares of Pubco Common Stock as Advisor Shares and (ii) 27,394,800 as Advisor Warrants to purchase shares of Pubco Common Stock. The Advisor Shares and Advisor Warrants were treated as transaction costs and have been allocated between the transactions as further described below.

Chardan Capital Markets, LLC (“Chardan”) acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Acquisition and was entitled to receive a fee payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $4.0 million (“Chardan Sonnet Fee”). Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $4.0 million, divided by $6.25 per share, for approximately 0.64 million shares of Pubco Common Stock.

Chardan was entitled to a fee for services performed with respect to the Closing PIPE payable in cash or equity at the deal price ($6.25 adjusted for the 5-to-1 exchange ratio), at Chardan’s option, equal to $9.6 million (“Chardan Closing PIPE Fee”). Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $9.6 million, divided by $6.25 per share, for approximately 1.54 million shares of Pubco Common Stock.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what Pubco’s condensed financial position or results of operations actually would have been had the Acquisition been consummated on or prior to September 30, 2025. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Pubco.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by Pubco and Sonnet management that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of Sonnet and Rorschach into Pubco, does not purport to represent the actual results of operations that Pubco, Sonnet, and Rorschach would have achieved had the Acquisition and Reverse Recapitalization closed during the periods presented and is not intended to project the future results of operations that the combined company (“Post-Closing Pubco”) may achieve after the Acquisition and Reverse Recapitalization.

During preparation of the unaudited pro forma condensed combined financial information, Pubco management performed a preliminary analysis of Sonnet, Rorschach and Pubco accounting policies and is not aware of any material differences between accounting policies, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Securities Act”), and combines the historical consolidated financial position and consolidated results of operations of Pubco and the financial position and results of operations of Sonnet and Rorschach, adjusted to give effect to the following transactions:

●	The combination of Rorschach and Pubco accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer;
●	Acquisition of Sonnet by Pubco as further described herein;
●	Issuance of Pubco Common Stock pursuant to the Closing PIPE and the Contributions;
●	Issuance of Advisor Shares and Advisor Warrants; and
●	The pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma condensed combined statements of operations for the year ended September 30, 2025, combines the historical statements of operations of Pubco, Sonnet, and Rorschach, giving effect to the Acquisition, the Reverse Recapitalization, the Closing PIPE, and related transactions as if they had occurred on October 1, 2024, based on the values of the digital assets and Sonnet’s stock price as of the Closing. The unaudited pro forma condensed combined balance sheet data assumes that the Acquisition, the Reverse Recapitalization, the Closing PIPE, and related transactions occurred on September 30, 2025 and combines the historical balance sheets of Pubco, Sonnet, and Rorschach as of such date.

The following unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Sonnet included elsewhere in this Form 8-K filing.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2025

(in thousands)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations`

For Year Ended September 30, 2025

(In thousands, except share and per share data)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information reflect the combination of Rorschach and Pubco, which was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer. Prior to the Effective Time, Rorschach owned 100% of Pubco. Under the Reverse Recapitalization, the assets and liabilities of Pubco were recorded at historical cost. No goodwill or intangible assets was recognized.

The unaudited pro forma condensed combined financial information was also prepared on the basis that the merger between Pubco and Sonnet is accounted for as an asset acquisition of Sonnet by Pubco under accounting principles generally accepted in the United States. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, Pubco first evaluated the initial screen test to determine if substantially all of the fair value of the gross assets acquired of Sonnet is concentrated in a single asset or a group of similar assets. Pubco concluded that substantially all of the fair value of the gross assets being acquired of Sonnet is concentrated in the in-process research and development (“IPR&D”) asset. Accordingly, Pubco accounted for the acquisition of Sonnet as an asset acquisition. Under the asset acquisition method of accounting, the cost of the Sonnet Acquisition was allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill was recorded, and all direct acquisition costs were included in the total cost of the Sonnet Acquisition. The excess of the cost paid to Sonnet stockholders over the fair value of Sonnet’s net assets acquired was allocated to the acquired IPR&D and subsequently expensed.

Consequently, the unaudited pro forma condensed consolidated financial statements of the Pubco reflect the operations of Rorschach for accounting purposes, and together with the financial position and results of operations of Pubco and Sonnet subsequent to the Effective Time.

The pro forma adjustments reflecting the consummation of the Acquisition of Sonnet by Pubco, the Reverse Recapitalization, the Closing PIPE, the Contributions and related transactions, are based on certain currently available information, assumptions and methodologies that Pubco believes are reasonable under the circumstances. The information, assumptions and methodologies used to determine the pro forma adjustments, which are described in these notes, may change as additional information becomes available and is evaluated by Pubco. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Pubco believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition of Sonnet by Pubco, the Reverse Recapitalization, the Closing PIPE, and related transactions based on information available to Pubco management as of the date of this Form 8-K filing and that the pro forma adjustments give appropriate effect to those assumptions and methodologies and are properly applied in the unaudited pro forma condensed combined financial information.

2. Asset Acquisition of Sonnet

Costs Incurred to Acquire Sonnet

The fair value of the cost incurred to acquire Sonnet as part of the Sonnet Acquisition was comprised of the following components (in thousands):

Equity issued to equity holders of Sonnet	$35,569
CVR contingent consideration	-
Direct transaction costs	9,324
Total cost of the acquisition	$44,893

The fair value of the cost incurred to acquire to Sonnet assets was calculated based on the following assumptions for the Sonnet Acquisition:

●

Equity issued to equity holders of Sonnet: This is comprised of the following two components: 1) $17.8 million related to 2,819,468 shares of Pubco Common Stock issued to the pre-Acquisition equity holders of Sonnet, which was based on the number of shares of Pubco Common Stock outstanding and the closing stock price of Sonnet Common stock on the Nasdaq Stock Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share; and 2) $12.5 million related to 2,426,481 Pubco replacement warrants issued to pre-Acquisition equity holder, which were valued using a Black-Scholes option pricing model based on assumptions as of December 2, 2025, and 3) $5.3 million obligation to be paid in cash to settle outstanding warrants held by the pre-Acquisition equity holders, which was recognized as part of accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. Pubco warrants were concluded to be equity classified.

●

CVR contingent consideration: As of the closing of the Sonnet Acquisition, the estimated fair value related to the CVR was nominal as the probability of the occurrence of a Company Legacy Transaction was determined to be remote.

●

Estimated direct transaction costs: This amount represents the estimated legal and advisory transaction costs incurred by Pubco through the closing of the Acquisition. This amount is comprised of $0.1 million of transaction costs paid in cash and $9.2 million of transaction costs related to the allocated Advisor Shares and Advisor Warrants.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (3%) and the Closing PIPE (97%) based on the proportion of the equity issued in each transaction as compared to the total Pubco shares issued at the Closing. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet Common stock on the Nasdaq Global Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share. The Advisor Warrants were valued using the Black-Scholes option pricing model based on assumptions as of December 2, 2025. Advisor Shares and Advisor Warrants allocated to the Sonnet Acquisition totaled $5.2 million.

For the Chardan Sonnet Fee, Chardan was entitled to receive a fee payable in cash or equity, at the Chardan’s option, equal to $4.0 million. Chardan chose to receive the fee in shares. This fee was allocated to the Sonnet Acquisition and the number of shares issued to Chardan was $4.0 million divided by $6.25 per share, for 640,000 shares of Pubco Common Stock shares issued. This fee payable in Pubco Common Stock was estimated to be $4.0 million using the Sonnet stock price as of December 2, 2025 (adjusted by the 5 for 1 exchange ratio).

Purchase Price Allocation

The fair value of the Historical Adjusted net assets of Sonnet acquired as of September 30, 2025 are as follows (in thousands):

Cash	$	5,195
Restricted cash		8,237
Prepaid expenses and other current assets		471
Incentive tax receivable		515
Property and equipment, net		11
Operating lease right-of-use asset		44
Other assets		487
Total tangible assets acquired	**$**	**14,960**
Liabilities assumed:		
Accounts payable	$	2,942
Accrued expenses and other current liabilities		1,108
Current portion of operating lease liability		47
Total liabilities assumed:	**$**	**4,097**
Net tangible assets acquired		**10,863**
Intangible assets acquired:		
Assembled workforce	$	800
In-process research and development		33,230
Total net assets acquired:	$	**44,893**

The above allocation of the cost to acquire Sonnet is based on the Sonnet historical net assets as of September 30, 2025, and the purchase price allocated to IPR&D will fluctuate until the closing date of the Acquisition.

Reverse Recapitalization

Rorschach and Pubco were formed to facilitate the Transactions. As noted previously, concurrently with the completion of Transaction, the combination of Rorschach and Pubco was accounted for as a Reverse Recapitalization, with Rorschach being the accounting acquirer. Concurrent with the closing of the Transaction, both a reorganization and the Closing PIPE and Contributions took place, with Pubco receiving the following consideration from investors (in thousands):

Cash	$299,902
Digital Assets	580,466
Total Closing PIPE consideration	$880,368

As part of the Closing PIPE and Contributions, investors committed to contribute $299.9 million in cash and 12.5 million HYPE tokens with a fair value of $580.5 million. The fair value of HYPE tokens was determined based on the price of $46.37 per HYPE token as of the Commitment Date. The HYPE tokens recognized at Closing were fair valued at $411.3 million based on the fair value of the stock issued in the transaction. The difference between the fair value at the Commitment Date and Closing of $169.2 million was recognized as a Loss on HYPE contribution commitment.

3. Historical Adjusted Financial Information

Rorschach

The Rorschach Historical Adjusted Pro Forma Balance Sheet as of September 30, 2025, has been adjusted to reflect significant financing transactions that occurred subsequent to September 30, 2025, through the date of this Form 8-K filing, as described in the following table:

A – At Closing, the 12.5 million HYPE tokens contributed by Rorschach were valued at $411.3 million, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in an aggregate Loss on HYPE contribution commitment of $169.2 million. Reflects an adjustment to increase the PIPE financing commitment liability to reflect the full commitment from Rorschach and an increase to accumulated deficit to reflect the aggregate Loss on HYPE contribution commitment through the Closing Date.

Sonnet

The Sonnet Historical Adjusted Pro Forma Balance Sheet as of September 30, 2025, has been adjusted to reflect significant financing transactions that occurred subsequent to September 30, 2025, through the date of this Form 8-K filing, as described in the following table:

Sonnet Historical	Warrant Exercises Adjustment	Sonnet Historical Adjusted
Assets		A	
Current assets:			
Cash	$ 5,120	$ 75	$ 5,195
Restricted cash	8,237	-	$ 8,237
Prepaid expenses and other current assets	471	-	471
Incentive tax receivable	515	-	515
Total current assets	14,343	75	14,418
Property and equipment, net	11		11
Operating lease right-of-use asset	44	-	44
Deferred offering costs	-	-	-
Other assets	487	-	487
Total Assets	$ 14,885	$ 75	$ 14,960
Liabilities and stockholders' equity (deficit)			
Current liabilities:			
Accounts payable	$ 2,942	$ -	$ 2,942
Accrued expenses and other current liabilities	1,108	-	1,108
Current portion of operating lease liability	47	-	47
Convertible notes payable	-	-	-
Total current liabilities	4,097	-	4,097
Warrant liabilities	-		-
Total liabilities	4,097	-	4,097
Stockholders' equity (deficit):			
Sonnet Preferred stock	-	-	-
Sonnet Common stock	1	-	1
Sonnet Additional paid-in capital	144,479	75	144,554
Accumulated deficit	(133,692)	-	(133,692)
Total stockholders' equity (deficit)	10,788	75	10,863
Total liabilities and stockholders' equity (deficit)	$ 14,885	$ 75	$ 14,960

A – Reflects the proceeds received from the exercise of 64,879 Sonnet warrants for total proceeds of $75K subsequent to September 30, 2025.

4. Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained in the Transaction Agreement, and other related agreements.

Pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2025:

(A)

Represents the cost of the asset acquisition of $44.8 million that was comprised of (i) $0.1 million of direct transaction costs incurred through the closing date of the Acquisitions and paid in cash (ii) $9.2 million of transaction costs allocated to the Acquisitions related to the issuance of Advisor Shares, Advisor Warrants, and Chardan Sonnet Fee and (iii) $35.5 million of equity issued as Pubco Common Stock and Pubco warrants.

The cost of the asset acquisition allocated to assembled workforce of $0.8 million was reflected as an intangible asset and the cost of the asset acquisition allocated to the IPR&D asset of $33.2 million was reflected in accumulated deficit. The equity issued was estimated using the closing price of Sonnet common stock on the Nasdaq Stock Market on December 2, 2025 of $6.30 per share (adjusted by the 5 for 1 exchange ratio) on 2,819,468 shares issued to the pre-Acquisition equity holders of Sonnet at the closing of the Acquisition, as well as 2,426,481 Pubco replacement warrants issued to pre-Acquisition equity holders and a $5.3 million obligation to be paid in cash to settle outstanding warrants held by the pre-Acquisition equity holders, which was recognized as part of accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. (The warrant obligation is further discussed in D).

(B)	Represents the elimination of Sonnet’s historical equity balances that included common stock, additional-paid-in-capital and accumulated deficit.

(C)

Represents proceeds of $711.2 million from the Closing PIPE and Contributions and the Pubco equity issued to Rorschach equity holders, offset by $2.3 million in transaction costs paid in cash, for net proceeds of $708.9 million. At Closing, 122,032,897 shares of Pubco Common Stock and 166,173 shares of Pubco Series A Preferred stock were issued to investors for $711.2 million, which was comprised of cash proceeds of $299.9 million and the contribution of 12.5 million Hype tokens with an estimated fair value of $411.3 million based on the stock issued at closing, which represented $32.86 per HYPE token as of the Effective Time. HYPE tokens are measured at fair value on a recurring basis using quoted prices in its principal market (i.e., Level 1 inputs). Pubco has designated a principal market based on the market Pubco has access to that has the greatest volume and level of orderly transactions for HYPE tokens. Pubco reassesses its principal market when facts and circumstances change, including but not limited to when new markets become accessible, or the volume/activity in the current principal market declines.

As noted previously, the associated transaction costs allocated to the Closing PIPE and Contributions were $2.3 million paid in cash and $188.1 million allocated to the Closing PIPE for Advisor Shares, Advisor Warrants, and the Chardan Closing PIPE Fee.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (3%) and Closing PIPE (97%) based on the proportion of the shares issued in each transaction as compared to the total Pubco shares issued. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet common stock on the Nasdaq Stock Market on December 2, 2025 (adjusted by the 5 for 1 exchange ratio), which was $6.30 per share. The Advisor Warrants were valued using the Black-Scholes option pricing model based on assumptions as of December 2, 2025. Advisor Shares and Advisor Warrants allocated to the Closing PIPE and Contributions totaled $178.4 million.

Chardan was entitled to the Chardan Sonnet Fee for services performed with respect to the Closing PIPE and Contributions payable in cash or equity at the deal price ($6.25 adjusted for the 5 to 1 exchange ratio), at Chardan’s option, equal to $9.6 million. Chardan elected to receive its fee in shares, and as such, the number of shares issued to Chardan was $9.6 million, divided by $6.25 per share, for Pubco Common Stock shares issued of approximately 1.54 million. This amount has been fully allocated to the Closing PIPE and Contributions. This fee was estimated to be $9.7 million using the Sonnet stock price as of December 2, 2025 (adjusted by the 5 for 1 exchange ratio).

(D)

In connection with Pubco’s acquisition of Sonnet, holders of certain Sonnet warrants had the right to optionally cash settle their outstanding warrants upon the occurrence of a change in control based on a predefined calculation in the applicable warrant agreement. At Closing, the former Sonnet holders had 30 days post-close to exercise this cash settlement option based on the calculation(s) detailed in the underlying agreements. At Closing, the Company expected that the applicable former Sonnet warrant holders would exercise this option and that the Company would be required to settle the warrants for approximately $5.3 million.

(E)

Represents the elimination of the historical HSI balance sheet as of September 30, 2025 as the combination of Rorschach and HSI was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer.

(F)

At Closing, the 12.5 million HYPE tokens contributed by Rorschach were valued at $411.3 million, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in an aggregate Loss on HYPE contribution commitment of $169.2 million. Reflects an adjustment to increase Pubco additional paid-in capital to reflect the full commitment from Rorschach, with a decrease to the PIPE financing commitment liability that existed through the Closing Date.

(G)	In connection with the receipt of HYPE tokens from certain investors at Closing, Pubco recognized a deferred tax liability for $37.8 million, with a corresponding increase to accumulated deficit.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended September 30, 2025:

(AA)

The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Pubco Common Stock in connection with the Acquisitions as of October 1, 2024, which includes (i) 2,819,468 shares issued to the pre-Acquisitions equity holders of Sonnet, (ii) 114,271,037 shares issued pursuant to the Closing PIPE and Contributions, (iii) 2,182,240 shares issued to Chardan for the Chardan Sonnet Fee, and (iv) 7,761,860 shares issued in connection with the Advisor Agreement. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

(BB)

Reflects the removal of the Loss on HYPE contribution commitment as such amount relates to the PIPE Financing and will not impact the combined company on a go-forward basis. At September 30, 2025, the Rorschach had estimated the fair value of the HYPE contribution $567.1 million based on the token price at the time, which was less than the estimated fair value of $580.5 million at the Commitment Date, resulting in a Loss on HYPE contribution commitment of $13.4 million as the PIPE Financing commitment represents a freestanding instrument that is precluded from being equity classified since it fails indexation from the Commitment Date through the Closing Date.

(CC)

Represents the elimination of the historical HSI net loss during the year-ended September 30, 2025 as the combination of Rorschach and HSI was accounted for as a reverse recapitalization, with Rorschach surviving as the accounting acquirer.

(DD)	Represents the immediate expensing of the acquired Sonnet IPR&D asset in the Sonnet Acquisition.
(EE)

Represents income tax expense (deferred) recognized by Pubco in connection with the receipt of HYPE tokens from certain investors at Closing, where Pubco recognized a deferred tax liability for $37.8 million at Closing.

5. Net Loss per Share

For the unaudited pro forma condensed combined statements of operations, the Acquisitions, the Reverse Recapitalization, the Closing PIPE, and related transactions are being reflected as if such transactions had occurred as of October 1, 2024. The weighted average shares outstanding for the pro forma basic and diluted net loss per share have been adjusted to give effect to the issuance of common stock in connection with the Acquisitions and Reverse Recapitalization as of October 1, 2024. Pubco’s outstanding Series A Preferred Stock is a participating security and does not have a contractual obligation to share in Pubco’s losses. As such, Pubco has concluded to exclude the Series A Preferred Stock in the calculation of basic net loss per share.

The unaudited pro forma condensed combined financial information has been prepared for the year ended September 30, 2025 (in thousands, except share and per share amounts):

Year Ended September 30, 2025
Pro forma net loss	$ (86,919)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	127,034,605
Pro forma net loss per share, basic and diluted	$ (0.68)

The unaudited pro forma diluted net loss per share excludes the outstanding 29,821,281 warrants to purchase shares of the Pubco Common Stock because including them would have had an anti-dilutive effect for the year ended September 30, 2025.